Hayward Holdings, Inc.
Incentive-Based Compensation Recovery Policy

POLICY PURPOSE

The purpose of this Hayward Holdings, Inc. (the “Company”) Incentive-Based Compensation Recovery Policy (this “Policy”) is to enable the Company to recover Erroneously Awarded Compensation in the event that the Company is required to prepare an Accounting Restatement. Each Executive Officer shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (collectively, the “Dodd-Frank Rules”).

POLICY ADMINISTRATION

This Policy shall be administered by the Compensation Committee of the Board (the “Committee”) unless the Board determines to administer this Policy itself. The Committee has full and final authority to make all determinations under this Policy, and any determinations made by the Committee shall be final and binding on all affected individuals.

POLICY DEFINITIONS

•“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

•“Affiliate” means each entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

•“Code” means the Internal Revenue Code of 1986, as amended.

•“Company Group” means the Company and its Affiliates.

•“Effective Date” means December 1, 2023.

•“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Recovery Eligible Incentive Compensation previously Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid by the relevant Executive Officer. With respect to any compensation plan or program that takes into account Incentive-Based Compensation, the amount contributed to a notional account that exceeds the amount that otherwise would have been contributed had it been determined based on the restated amount, computed without regard to any taxes paid, shall be considered Erroneously Awarded Compensation, along with earnings accrued on that notional amount.

•“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. An executive officer of the Company’s parent or subsidiary is deemed an “Executive Officer” if the executive officer performs such policy making functions for the Company. For the avoidance of doubt, “Executive Officer” includes each individual identified as an executive officer of the Company in accordance with Item 401(b) of Regulation S-K under the Exchange Act.

•“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure; provided, however, that a Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the SEC to qualify as a “Financial Reporting Measure.” For purposes of this Policy, “Financial Reporting Measure” includes, but is not limited to, stock price and total shareholder return.

•“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

•“NYSE” means the New York Stock Exchange.

•“Received” means the deemed receipt of Incentive-Based Compensation. Incentive-Based Compensation shall be deemed received for this purpose in the Company’s fiscal period during which the Financial Reporting Measure specified in the applicable Incentive-Based Compensation award is attained, even if payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

•“Recovery Eligible Incentive Compensation” shall mean Incentive-Based Compensation Received by an Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) if such individual served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation (irrespective of whether such individual continued to serve as an Executive Officer upon or following the Restatement Trigger Date), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Recovery Period.

•“Recovery Period” means, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the applicable Restatement Trigger Date, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

•“Restatement Trigger Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

•“SEC” means the U.S. Securities and Exchange Commission.

CONTENT

Recovery of Erroneously Awarded Compensation

Upon the occurrence of a Restatement Trigger Date, the Company shall recover Erroneously Awarded Compensation reasonably promptly, in the manner described below. For the avoidance of doubt, the Company’s obligation to recover Erroneously Awarded Compensation under this Policy is not dependent on if or when restated financial statements are filed following the Restatement Trigger Date.

Committee Determination of Amount

In the event of an Accounting Restatement, the Committee shall within 90 days after the Restatement Trigger Date determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement. The Committee shall promptly thereafter provide each affected Executive Officer with a written notice stating the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable.

For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE).
Means of Recovery

The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to stockholders of delaying recovery.

•The means of recovery may include, without limitation: (i) recoupment of cash or shares of Company stock, (ii) forfeiture of unvested cash or equity awards (including those subject to service-based and/or performance-based vesting conditions), (iii) cancellation of outstanding vested cash or equity awards (including those for which service-based and/or performance-based vesting conditions have been satisfied), (iv) to the extent consistent with Section 409A of the Code, offset of other amounts owed to the Executive Officer or forfeiture of deferred compensation, (v) reduction of future compensation, and (vi) any other remedial or recovery action permitted by law. Notwithstanding the foregoing, the Company Group makes no guarantee as to the treatment of such amounts under Section 409A of the Code and shall have no liability with respect thereto.

•To the extent that the Committee determines that any method of recovery (other than repayment by the Executive Officer in a lump sum in cash or property) is appropriate, the Company shall offer to enter into a repayment agreement (in a form reasonable acceptable to the Committee) with the Executive Officer. If the Executive Officer accepts the offer and signs the repayment agreement within thirty (30) days after such offer is extended, the Company shall countersign such repayment agreement. If the Executive Officer fails to sign the repayment agreement within thirty (30) days after such offer is extended, the Executive Officer will be required to repay the Erroneously Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously Awarded Compensation) on or prior to the date that is one hundred twenty (120) days following the Restatement Trigger Date.

•For the avoidance of doubt, except as set forth below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations.

To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company Group when due, the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer.

Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated above if the following conditions are met and the Committee determines that recovery would be impracticable:
•The direct expenses paid to a third party to assist in enforcing the Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to NYSE;
•Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to NYSE, that recovery would result in such a violation and a copy of the opinion is provided to NYSE; or

•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Reporting and Disclosure

The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC filings.

Indemnification Prohibition

No member of the Company Group shall be permitted to indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy; or (ii) any claims relating to the Company Group’s enforcement of its rights under this Policy. Further, no member of the Company shall enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date). In addition, the Company Group may not pay or reimburse any Executive Officer for the cost of third-party insurance purchased by an Executive Officer to fund potential recovery obligations under this Policy.

Acknowledgment

To the extent required by the Committee, each Executive Officer shall be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A, pursuant to which such Executive

Officer will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Executive Officer will be fully bound by, and must comply with, the Policy, whether or not such Executive Officer has executed and returned such acknowledgment form to the Company.

Amendment; Termination.

The Committee may amend or terminate this Policy from time to time in its discretion, including to comply with (or maintain an exemption from the application of) Section 409A of the Code or as and when it determines that it is legally required to do so by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

Other Recovery Rights

The Committee intends that this Policy be applied to the fullest extent of the law and be interpreted in a manner consistent with the Dodd-Frank Rules. To the extent the Dodd-Frank Rules require recovery of incentive-based compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Dodd-Frank Rules. In addition, the Committee may require that any employment agreement, equity award, cash incentive award, or any other agreement entered into on or after the Effective Date be conditioned upon the Executive Officer’s agreement to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery or recoupment that may be available to the Company Group, whether arising under applicable law, regulation or rule, pursuant to the terms of any other policy of the Company Group, pursuant to any employment agreement, equity award, cash incentive award, or other agreement applicable to an Executive Officer, or otherwise (the “Separate Clawback Rights”). Notwithstanding the foregoing, there shall be no duplication of recovery of the same Erroneously Awarded Compensation under this Policy and the Separate Clawback Rights, unless required by applicable law.

Successors

This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

Governing Law; Venue
This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of North Carolina, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy shall be heard and determined exclusively in the district court of the State of North Carolina located in the county in which the Company’s principal executive offices are located or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the Western District of North Carolina.

Exhibit Filing Requirement

This Policy and any amendments hereto shall be filed as an exhibit to the Company’s annual report on Form 10-K.

Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

EXHIBIT A

HAYWARD HOLDINGS, INC.
INCENTIVE-BASED COMPENSATION RECOVERY POLICY
ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Hayward Holdings, Inc. (the “Company”) Incentive-Based Compensation Recovery Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

Notwithstanding the provisions of the Company’s Amended and Restated Bylaws, as may be amended, or any agreement between the undersigned and the Company providing for indemnification by the Company of the undersigned, the undersigned agrees and acknowledges that the undersigned shall not be entitled to any indemnification by the Company or any of its Affiliates thereunder, including any advancement of expenses, in respect of any action, suit or proceeding by or against the Company or any of its Affiliates regarding the recovery from the undersigned of Erroneously Awarded Compensation pursuant to the Policy.

The undersigned acknowledges and agrees that the undersigned’s execution and delivery of this Acknowledgement Form is a condition to the receipt by the undersigned of any Incentive-Based Compensation after the Effective Date.

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